Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-188553 and 333-159491) and Form S-3 (Nos. 333-161331 and 333-174602) of Primoris Services Corporation of our report dated March 29, 2018 relating to the financial statements of Willbros Group, Inc., which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

August 17, 2018